EXHIBIT 10 (b)



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                              EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement"), effective as of September 1, 1998 between Digital LAVA, Inc., a Delaware corporation (with its successors and assigns, referred to as the "Corporation"), and Joshua D.J. Sharfman (referred to as "Employee").


                              Preliminary Statement

     The Corporation desires to employ Employee, and Employee wishes to be employed by the Corporation, upon the terms and subject to the conditions set forth in this Agreement. The Corporation and Employee also wish to enter into the other agreements set forth in this Agreement, all of which are related to Employee's employment under this Agreement.

                                    Agreement

     Employee and the Corporation therefore agree as follows:

     1. Employment for Term. The Corporation hereby employs Employee and Employee hereby accepts employment with the Corporation for the period beginning on the date (the "Commencement Date") of the consummation of the Corporation's initial public offering (the "IPO") and ending on the two-year anniversary of such date (the "Initial Term"), or upon the earlier termination of the Term pursuant to Section 6. This Agreement shall be automatically renewed for additional one-year periods (the "Renewal Terms;" together with the Initial Term, the "Term") unless either party notifies the other in writing of its intention not to so renew this Agreement no less than 180 days prior to the expiration of the Initial Term or a Renewal Term. The termination of Employee's employment under this Agreement shall end the Term but shall not terminate Employee's or the Corporation's other agreements in this Agreement, except as otherwise provided herein.

     2. Position and Duties. During the Term, Employee shall serve as President and Chief Executive Officer of the Corporation. During the Term, Employee shall also hold such additional positions and titles as the Board of Directors of the Corporation (the "Board") may determine from time to time. During the Term, Employee shall devote his full business time and efforts to his duties as an employee of the Corporation.

     3. Compensation.
     (a) Base Salary. The Corporation shall pay Employee a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $230,000 per annum, payable at least monthly on the Corporation's regular pay cycle for professional employees.


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     (b) Additional Payment. Upon the Commencement Date, Employee shall receive a payment of $60,000 in consideration for his efforts in connection with the successful completion of the IPO.

     (c) Stock Options. Pursuant to the Corporation's stock option plan, the Corporation shall grant to Employee on the Commencement Date options under the Corporation's 1996 Stock Option Plan to purchase 40,000 shares of the Corporation's Common Stock (on a post-reverse split basis) at an exercise price equal to the initial public offering price of the Common Stock of the Corporation. The options shall be fully vested as of the Commencement Date and shall expire on the tenth anniversary of the Commencement Date, regardless of whether there has been any prior termination of Employee's status as an employee with or consultant to the Corporation. The Corporation will prepare a stock option agreement reflecting the terms of the option as provided herein.

     (d) Other and Additional Compensation. The preceding sections establish the minimum compensation during the Term and shall not preclude the Board from awarding Employee a higher salary or any bonuses or stock options in the discretion of the Board during the Term at any time.

     4. Employee Benefits. During the Term, Employee shall be entitled to the employee benefits, including vacation, 401(k) plan, health plan and other insurance and additional benefits made available by the Corporation to any other employee of the Corporation.

     5. Expenses. The Corporation shall reimburse Employee for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

     6. Termination.

     (a) General. The Term shall end immediately upon Employee's death. The Term may also end for Cause or Disability, as defined in Section 7.

     (b) Notice of Termination. Promptly after it ends the Term, the Corporation shall give Employee notice of the termination, including a statement of whether the termination was for Cause or Disability (as defined in Section 7(a) and 7(b) below). The Corporation's failure to give notice under this Section 6(b) shall not, however, affect the validity of the Corporation's termination of the Term.

     (c) Effective Termination by Corporation. If, during the Initial Term or any Renewal Term, the Corporation (i) appoints an executive officer senior in position or responsibility to Employee, (ii) designates such executive officer or any other person as the President or Chief Executive Officer of the Corporation, or (iii) requires Employee to perform a material portion of his services at a location more than 25 miles from the Corporation's current location in Los Angeles, then, at his option, Employee may elect to resign, and receive the applicable severance benefits set forth in Section 7(c)(ii) or (iii)


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below. In the case of Section 6(c)(i) or (ii) above, Employee shall give four
(4) months' prior written notice to the Corporation of such resignation, and in the case of 6(c)(iii) above, Employee shall only be required to give prior written notice to the Corporation.

     7. Severance Benefits.

     (a) "Cause" Defined. "Cause" means (i) willful malfeasance or willful misconduct by Employee in connection with his employment; (ii) Employee's gross negligence in performing any of his duties under this Agreement; (iii) Employee's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Employee's material breach of any written policy applicable to all employees adopted by the Corporation which is not cured to the reasonable satisfaction of the Corporation within fifteen (15) business days after notice thereof; or (v) material breach by Employee of any of his agreements in this Agreement which is not cured to the reasonable satisfaction of the Corporation within fifteen (15) business days after notice thereof. Any determination by the Corporation of whether "Cause" exists to terminate Employee shall be made by the Board, which shall give Employee 5 days' prior written notice of a meeting to be held for such purpose, which Employee and his counsel shall be offered an opportunity to attend.

     (b) Disability Defined. "Disability" shall mean Employee's incapacity due to physical or mental illness that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine month period). During a period of Disability, Employee shall continue to receive his base salary hereunder, provided that if the Corporation provides Employee with disability insurance coverage, payments of Employee's base salary shall be reduced by the amount of any disability insurance payments received by Employee due to such coverage. The Corporation shall give Employee written notice of termination at the end of such 6 month period, which shall take effect sixty (60) days after the date it is sent to Employee unless Employee shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void).

     (c) Termination.

          (i) If the Corporation ends the Term for Cause or Disability, or if Employee resigns as an employee of the Corporation for reasons other than a material breach by the Corporation of its obligations under this Agreement or as provided in Section 6(c), or if Employee dies, then the Corporation shall have no obligation to pay Employee any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law, be forfeited immediately upon the end of the Term.

          (ii) If the Corporation ends the Term without Cause or if Employee elects to terminate during the Initial Term or a Renewal Term pursuant to the provisions of Section 6(c)(iii), then the Corporation will be obligated to pay Employee a severance payment equal to Employee's annual salary, payable upon the effective date of termination.


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     The "Severance Period", as used herein, shall in such circumstances equal a period of twelve months.

          (iii) If Employee elects to resign during the Initial Term or a Renewal Term pursuant to Section 6(c)(i) or (ii), then Employee shall receive a severance payment equal to eight months' salary (or the number of months remaining in the Initial Term or Renewal Term then in effect, if less than eight months), payable upon the effective date of resignation. The "Severance Period", as used herein, shall in such circumstances equal a period of eight months (or such shorter period, if the number of months remaining in the Initial Term or the Renewal Term then in effect is less than eight months). Notwithstanding the foregoing, if Employee is dismissed without Cause during the four month period following Employee's notice of resignation pursuant to Section 6(c)(i) or (ii), his severance payment will be increased by an amount equal to the salary amount he would have received during the remainder of the four month period had he not been terminated without Cause. In such instance, the Severance Period will be increased by the amount of time beginning on the date of the termination without Cause and ending at the end of the four month period.

          (iv) In the event of any termination pursuant to the provisions of Sections 7(c)(ii) or (iii) above, Employee shall also be entitled to receive health benefits at the Company's expense for the number of months equal to the applicable Severance Period.

     8. Confidentiality, Ownership, and Covenants.

     (a) "Corporation Information" and "Inventions" Defined. "Corporation Information" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters). "Inventions" collectively refers to any and all inventions, trade secrets, source and object codes, data, programs, other works of authorship and developments regarding any of the foregoing.

     (b) Confidentiality. (i) Employee hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation may be attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. Employee, therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during the Term and for the three (3) year period after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board and except if such Corporation Information is then in the public domain through no action (or non-action) on the part of Employee. In the event that Employee is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, Employee will promptly so notify the Corporation so that the Corporation may seek a protective order or


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other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, Employee may furnish the material so required to be furnished, but Employee will furnish only that portion of the Corporation Information that legally is required.

     (ii) Employee also hereby agrees to keep the terms of this Agreement confidential to the same extent that the Corporation maintains such confidentiality (except with regard to any disclosure by the Corporation required under applicable securities laws).

     (c) Ownership of Inventions, Patents and Technology. Employee hereby assigns to the Corporation all of Employee's right (including patent rights, copyrights, trade secret rights, and all other rights throughout the world), title and interest in and to Inventions, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the course of the performance of services for the Corporation. Employee shall also assign to, or as directed by, the Corporation, all of Employee's right, title and interest in and to any and all Inventions, the full title to which is required to be in the United States government by a contract between the Corporation and the United States government or any of its agencies. The Corporation shall have all right, title and interest in all research and work product produced by Employee as an employee of the Corporation.

     (d) Non-Competition Period Defined. "Non-Competition Period" means the period beginning at the end of the Term and ending, in the case of termination of employment under the circumstances identified in Section 7(c)(i)(other than in the case of Disability, in which case there shall be no Non-Competition Period), on the date that is six months after the date of termination of employment and, in the case of termination of employment under the circumstances identified in Section 7(c)(ii) or (iii), on the last date of the applicable Severance Period. If the Term ends solely as a result of either party's timely election not to renew in accordance with the provisions of Section 1, there shall be no Non-Competition Period.

     (e) Covenants Regarding the Term and Non-Competition Period. Employee acknowledges and agrees that his services pursuant to this Agreement are unique and extraordinary; that the Corporation will be dependent upon Employee for; and that he will have access to and control of confidential information of the Corporation. Employee further acknowledges that the business of the Corporation is national in scope and cannot be confined to any particular geographic area of the United States. For the foregoing reasons and to induce the Corporation to enter this Agreement, Employee covenants and agrees that during the Term and the Non-Competition Period, Employee shall not unless with written consent of the
Corporation:

          (i) engage in the business of research and development for commercial sale in direct or indirect competition with the Corporation of any digital video analysis computer software program, product or process in which the Corporation had been engaged during the last 90 days of the Term (the "Prohibited Activity") in the United States or elsewhere for his own account;


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          (ii) directly or indirectly, enter the employ of, or render any services with respect to a Prohibited Activity only, including but not limited to consultations, to any individual, corporation, partnership or other business entity (a "Person") engaged in any Prohibited Activity in the United States or elsewhere; or

          (iii) become interested in any Person engaged in any Prohibited Activity in the United States, directly or indirectly, as an individual, partner, shareholder, officer, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Employee may serve as a director of any such Person and may own directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if Employee (x) is not a controlling person of, or a member of a group which controls, such person or (y) does not, directly or indirectly, own 5% or more of any class of securities of such person;

          (iv) directly or indirectly solicit, entice or induce any person which at any time during the last 180 days of the Term or during the entire Non-Competition Period was a customer of the Corporation to become a customer of any other person for any product or services related to any Prohibited Activity; or

          (v) directly or indirectly hire, employ or retain any person who at any time during the last 90 days of the Term or during the entire Non-Competition Period was an employee of the Corporation or directly or indirectly solicit, entice, induce or encourage any such person to become employed by any other person.

     (f) Remedies. Employee hereby acknowledges that the covenants and agreements contained in Section 8 (the "Restrictive Covenants") are reasonable and valid in all respects and that the Corporation is entering into this Agreement, inter alia, on such acknowledgment. If Employee breaches, or threatens to commit a breach, of any of the Restrictive Covenants, the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; (ii) the right and remedy to require Employee to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by Employee as the result of any transactions constituting a breach of any of the Restrictive Covenants, and Employee shall account for and pay over such Benefits to the Corporation; (iii) if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and (iv) if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the


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duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

     (g) Jurisdiction. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Corporation's right to the relief provided above in the courts of any other jurisdiction, within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

     9. Successors and Assigns.

     (a) Employee. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Employee may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Employee shall be for the sole personal benefit of Employee, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Employee. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Employee and his personal representatives, distributees and legatees.

     (b) The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and of its successors and assigns, including (but not limited to) any corporation that may acquire all or substantially all of the Corporation's assets or business or into or with which the Corporation may be consolidated or merged. The Corporation's obligations under this Agreement shall cease, however, if the successor to, the purchaser or acquirer either of the Corporation or of all or substantially all of its assets, or the entity with which the Corporation has affiliated, shall assume in writing the Corporation's obligations under this Agreement (and deliver an executed copy of such assumption to Employee), in which case such successor or purchaser, but not the Corporation, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Corporation under this Agreement.

     10. Entire Agreement. This Agreement represents the entire agreement between the parties concerning Employee's employment with the Corporation and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Employee and the Corporation relating to the subject matter of this Agreement, including but not limited to the Employment Agreement dated as of April 1, 1966 between the Corporation and Employee.

     11. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Employee and by a duly authorized officer of the Corporation. No waiver by any party


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to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     12. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Employee:                    Joshua D.J. Sharfman
                                   9425 Duxbury Road
                                   Los Angeles, CA 90034

If to the Corporation:             Digital LAVA, Inc.
                                   10850 Wilshire Boulevard, Suite 1260
                                   Los Angeles, CA 90024
                                   Fax: 310-470-1769
                                   Attention: Chairman

with a copy to:                    Ehrenreich Eilenberg Krause & Zivian LLP
                                   11 East 44th Street, 17th Floor
                                   New York, NY 10017
                                   Fax: 212-986-2399
                                   Attention: Jeffrey D. Abbey, Esq.

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

     13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and Employee that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.


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     14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     15. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

     16. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Employee under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

     18. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of California, as applied to a contract executed within and to be performed in such State. The parties agree that any disputes shall be definitively resolved by binding arbitration before the American Arbitration Association in Los Angeles, California and consent to the jurisdiction to the federal court located in Los Angeles, California or, if there shall be no jurisdiction, to the state courts located in Los Angeles, California, to enforce any arbitration award rendered with respect thereto. Each party shall choose one arbitrator and the two arbitrators shall choose a third arbitrator. All costs and fees related to such arbitration (and judicial enforcement proceedings, if any) shall be borne by the unsuccessful party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                            DIGITAL LAVA,  INC.

                                            By:      /s/ James Stigler
                                                     ---------------------------
                                                     James Stigler, Chairman


                                                     /s/ Joshua D.J. Sharfman
                                                     ---------------------------
                                                     Joshua D.J. Sharfman